CONTACT:	Carolyn Shaw, Senior Vice President, Risk Manager and Financial Accounting Officer Intermountain Community Bancorp (509) 944-3888 carolyng@intermountainbank.com

INTERMOUNTAIN COMMUNITY BANCORP REPORTS Q3 2009 RESULTS
WITH IMPROVING ASSET QUALITY, SOLID LIQUIDITY AND 13.1% TOTAL RISK BASED CAPITAL RATIO

Sandpoint, Idaho, October 30, 2009 – Intermountain Community Bancorp (OTCBB – IMCB.OB), the holding company for Panhandle State Bank, reported third quarter 2009 financial results with strong deposit growth, lower loan delinquencies, improving asset quality, solid liquidity and capital ratios. As credit quality metrics improved, provisioning for loan losses moderated in the third quarter generating a net loss applicable to common stockholders of $2.7 million, or $0.32 per share, down substantially from the net loss applicable to common stockholders of $11.4 million, or $1.37 per share, in the preceding quarter. In the third quarter of 2008, net income totaled $226,000, or $0.03 per share.

For the first nine months of 2009, the net loss applicable to stockholders was $14.6 million, or $1.75 per share, and included a $25.2 million provision for loan losses and $1.2 million preferred dividend paid to the U.S. Treasury, versus net income of $4.1 million, or $0.49 per diluted share, with a loan loss provision of $4.9 million and no preferred dividend in the same period of 2008.

Third Quarter 2009 Highlights (at or for the period ended Sept. 30, 2009, compared to Sept. 30, 2008 or June 30, 2009)

•	Deposits increased 8.9% year-over-year.

•	Capital ratios are substantially above minimum regulatory levels for well capitalized institutions; Risk Based Capital Ratio is 13.1% and Tier 1 Leverage Ratio is 9.4%.

•	Liquidity continues at historically high levels represented by cash and cash equivalents, marketable securities, local deposit growth and borrowing line availability.

•	Reserves for potential loan losses increased substantially year-over-year, with the allowance for loan loss to total loans ratio at 2.46% compared to 1.67% a year ago.

•	Asset quality improved from the immediate prior quarter with nonperforming assets (NPAs) to total assets falling to 3.47% from 3.73% and loan delinquencies (30 days past due and over) down to 1.48% from 2.10%.

•	Book value per common share was $8.63 and tangible book value per common share was $7.18.

•	Headquarters building sale leaseback was completed, enhancing cash management and liquidity.

•	Our Powered by Community initiative is gaining momentum throughout the Idaho, Eastern Oregon and Eastern Washington market areas. Recent efforts include organizing and hosting small business improvement seminars, funding affordable housing organizations and initiatives, and working with non-profit boards and staff to improve fundraising efforts.

“We are starting to see credit metrics improve this quarter, with total classified loans leveling off, loan delinquencies falling, and nonperforming asset levels moderating from the preceding quarter, as the pace of new non-performing loans slowed more than those that were resolved or charged down” said Curt Hecker, Chief Executive Officer. “We are also encouraged by the increasing activity in the greater Boise market, where residential homes are selling and investor activity is increasing. Boise and the surrounding communities in Southwest Idaho is one of the areas hardest hit by the recession, and the residential construction industry there has been one of the sources of our credit quality issues. Fortunately, we have limited exposure to commercial real estate in any of our markets, particularly non-owner occupied commercial real estate. Our concentration ratios for total commercial real estate and non-owner occupied rank well below our peer group.”

“We continue to maintain high levels of liquidity and we have built solid reserves against loan losses,” continued Hecker. “Our proactive approach to working with struggling customers, and the local stimulus efforts we are creating through our Powered by Community initiative are helping to build positive change in our communities.”

Asset Quality and Credit Review

While credit quality remains challenged by the weak economy and falling real estate values, third quarter results showed some improvement over the preceding quarter. At September 30, 2009, nonperforming loans fell $5.2 million, and total NPAs fell $4.4 million from the preceding quarter. At quarter end, NPAs to total assets fell to 3.47% from 3.73% in the preceding quarter. Loan delinquencies (30 days or more past due) also declined during the third quarter to 1.48% from 2.10% of total loans at the end of the second quarter.

Residential land and construction assets continue to comprise most of the nonperforming loans and OREO totals, reflecting the weakness in the housing market. “The geographic breakout of the nonperforming loans below, reflects both the strong market presence we have built in Northern Idaho – Eastern Washington and the progress we have made in the greater Boise market through property sales and loan writedowns we have already booked,” said Hecker. The following table summarizes nonperforming assets by geographic region.

NPA by location	North Idaho -			Southwest Idaho,
September 30, 2009	Eastern Washington	Magic Valley Idaho	Greater Boise Area	excluding Boise	Other	Total
(Dollars in thousands)
Commercial	$2,903	$350	$516	$190	$-	$3,959	10.8%
Commercial real estate	2,051	1,149	402	9	32	3,643	9.9%
Commercial construction, including all land development loans	2,267	2,355	4,163	1,675	2,875	13,335	36.3%
Multifamily	-	188	-	-	-	188	0.5%
Residential real estate	2,278	149	1,668	984	103	5,182	14.1%
Residential construction	9,401	-	914	-	-	10,315	28.1%
Consumer	52	28	21	1	-	102	0.3%

Total	$18,952	$4,219	$7,684	$2,859	$3,010	$36,724	100.0%

Percent of total NPA	51.6%	11.5%	20.9%	7.8%	8.2%	100.0%

“Our loan portfolio is spread throughout our market areas,” noted Hecker, “with about 50% of the portfolio in north Idaho and eastern Washington based on branch totals, 18% in southwest Idaho and eastern Oregon, 14% in the greater Boise area, and 8% in the Magic Valley area of southern Idaho. Generally, North Idaho, Spokane and the Magic Valley economies and real estate markets have held up much better than the Boise areas through this downturn. Much of our portfolio in southwestern Idaho is resident in the ‘Tri-County’ area along the border of Idaho and Oregon, which are largely agribusiness communities, and are doing relatively well. We have been focused on resolving problem credits throughout our market areas, but particularly in the Boise area.”

Balance Sheet and Loan Portfolio Summary:

As of September 30, 2009, assets totaled $1.06 billion, a decrease of 4.1% in the quarter and a 0.9% increase from a year ago. Liquidation of problem loans, conservative balance sheet management and credit underwriting, together with lower borrowing demand from credit-worthy borrowers, combined to create a moderate decrease in loan balances during the third quarter. “As part of our Powered by Community initiative, we are continuing to meet the financing needs of our customers, although the economic environment has dampened loan demand in most of our markets,” Hecker said.

	INTERMOUNTAIN COMMUNITY BANCORP
	LOANS BY CATEGORIES
(Dollars in thousands)	September 30, 2009		June 30, 2009		September 30, 2008
Commercial	$222,381	31.1%	$227,857	31.0%	$231,364	29.7%
Commercial real estate	176,347	24.6	164,272	22.4	143,239	18.4
Commercial construction, includes all land development loans	74,032	10.3	76,794	10.5	85,285	10.9
Multifamily	17,938	2.5	18,093	2.5	18,729	2.4
Residential real estate	94,659	13.2	95,617	13.0	107,175	13.7
Residential construction	105,960	14.8	124,076	16.9	164,846	21.1
Consumer	19,424	2.7	22,290	3.0	24,123	3.1
Municipal	5,835	0.8	5,588	0.7	5,182	0.7

Total loans receivable	716,576	100.0%	734,587	100.0%	779,943	100.0%

Net deferred origination fees	84		24		(285)
Allowance for losses on loans	(17,613)		(24,300)		(13,033)

Loans receivable, net	$699,047		$710,311		$766,625

“Small Business Administration loans continue to be popular with business owners in our markets, and we are continuing to see mortgage refinancing, reflecting historically low mortgage rates. “Year-over-year, our land development and commercial construction loans fell almost $11.3 million to 10.3% of the portfolio and residential construction balances are down $59 million to 14.8% of the overall portfolio,” Hecker noted.

“Commercial real estate loans grew to 24.6% of the portfolio, up $33 million from the same period last year. Virtually all of this increase is comprised of owner-occupied loans made to established, profitable businesses. Agricultural lending, which comprises about half of our commercial loans, continues to contribute to overall loan quality, in part because we focus on making operating loans that renew annually. In addition, we have limited exposure to agricultural real estate or equipment loans and virtually no exposure to the highly volatile dairy industry.”

Total deposits increased $11.1 million, or 1.3%, over June 30, 2009, and $68.3 million, or 8.9%, from September 30, 2008 to a total of $838.7 million. Retail core deposits now total $657.6 million, compared to $655.3 million at June 30, 2009 and $629.2 million a year ago, representing increases of 0.1% and 4.5% respectively. Deposits gathered within the bank’s branch footprint increased to $762.5 million at the end of the quarter, compared to $717.6 million a year ago. At June 30, 2009 locally gathered deposits totaled $765.4 million.

	INTERMOUNTAIN COMMUNITY BANCORP
	DEPOSITS
(Dollars in thousands)	September 30, 2009		June 30, 2009		September 30, 2008
Non-interest bearing demand accounts	$153,271	18.3%	$155,446	18.8%	$147,816	19.2%
NOW & Money market accounts	340,722	40.6	335,606	40.6	323,484	42.0
Savings & IRA accounts	80,182	9.6	80,782	9.8	80,290	10.4
Certificates of deposit (CDs)	89,457	10.7	91,837	11.1	83,112	10.8
Jumbo CDs	83,774	10.0	82,278	9.9	82,157	10.8
Brokered CDs	76,136	9.0	62,152	7.5	52,808	6.9
CDARS CDs to local customers	15,123	1.8	19,445	2.3	700	0.1

Total Deposits	$838,665	100.0%	$827,546	100.0%	$770,367	100.0%

“We continue to focus on gathering low-cost retail deposits to build both our customer base and long-term franchise value,” said Doug Wright, Chief Financial Officer. “Interest bearing checking accounts and retail CD growth, including CDs sold to local depositors under the Certificate of Deposit Account Registry Service (CDARS) program generated much of our deposit growth over the past year. Despite lower interest rates and a competitive deposit environment, we continue to attract local deposits. In that vein, we are extremely proud of our banking team for their effective sales and marketing efforts. In the third quarter, we also purchased $20.3 million in long-term callable brokered certificates of deposit at very favorable rates, anticipating the runoff of a similar amount at much higher rates in the fourth quarter of this year.” Core deposits are made up of non-interest bearing checking, money market checking, savings accounts, and certificate of deposit accounts of less than $100,000.

Available-for-sale investments totaled $180.8 million at September 30, 2009, a decrease of 1.8%, over June 30, 2009, and an increase of $48.8 million, or 37.0%, over September 30, 2008. “The short term reduction in our securities portfolio reflects the normal pay downs and prepayments on mortgage-backed securities as low interest rates increased refinancing activity,” Wright noted. “The significant increase from a year ago reflects our decision to boost liquidity and maintain a more conservative balance sheet by purchasing higher levels of liquid marketable securities. Although we have booked impairment charges on one of our private mortgage-backed securities over the past year, we are beginning to see signs of recovery in the secondary market for these types of securities, which is reflected in the valuations that make up the other comprehensive income line on our balance sheet.”

Office properties and equipment totaled $42.8 million at September 30, 2009, a decrease of $111,000, or 0.3%, over June 30, 2009, and a decrease of $2.1 million, or 4.7%, over September 30, 2008. The decreases over prior periods primarily reflect depreciation, combined with a reduction in new equipment, software, hardware and building purchases. “As part of our long-term fixed asset strategy, we sold the Sandpoint Center where we are headquartered for $24.8 million during the third quarter,” commented Wright. “The transaction was completed with our operating subsidiary Panhandle State Bank and was booked as a sale-leaseback arrangement. Because of the financing terms offered by PSB, the lease is treated as an operating lease utilizing the financing method for accounting purposes. Consequently, there was no gain recognized at the time of the transaction and the building will remain on our consolidated financial statements with depreciation and interest expense recognized over the life of the lease.”

Federal Home Loan Bank advances declined to $24.0 million at September 30, 2009, from $36.0 million at the end of June and $54.0 million a year ago, as advances with relatively high interest rates rolled off. Because Intermountain paid off $23.1 million of loans related to its headquarters building, other borrowings declined to $16.5 million from $39.5 million at June 30, 2009. Paying off these loans reduces Intermountain’s exposure to adverse market conditions and improves its future funding and capital flexibility.

Stockholders’ equity totaled $97.6 million at September 30, 2009, a decrease from the second quarter of $983,000 and an increase of $8.6 million over September 30, 2008. The decline from the second quarter reflects the Company’s net loss and the payment of preferred stock dividends to the U.S. Treasury on the funds received through the Treasury’s Capital Purchase Program, offset by an increase in the market value of the available-for-sale investment portfolio. The increase from a year ago includes the impact of the December 2008 issuance of $27.0 million of preferred stock to the U.S. Treasury, offset by the Company’s operating loss and a decrease in the market value of the available-for-sale investment portfolio. Book value per common share at September 30, 2009 totaled $8.63 compared to $8.76 at June 30, 2009, and $10.71 at September 30, 2008. Tangible book value per common share totaled $7.18 versus $7.31 at June 30, 2009 and $9.23 at September 30, 2008. Tangible stockholders equity to tangible assets improved to 8.17%, from 7.92% at June 30, 2009 and 7.40% at September 30, 2008. Tangible common equity to tangible assets totaled 5.74%, compared to 5.60% at June 30, 2009 and 7.40% at September 30, 2008.

Income Statement Summary

Net interest income before provision for loan losses totaled $9.7 million for the quarter ended September 30, 2009, a decrease of $551,000, or 5.4%, from the second quarter 2009 (sequential quarter) and a decline of $1.4 million or 13.1% from the third quarter of 2008. The decline from the sequential quarter reflected the continuing shift to a more conservative asset mix to provide our depositors with more liquidity, as well as interest reversals on some relatively large loans written down in the third quarter. In addition to reflecting these factors, the impact of declining market interest rates beginning in the second half of 2008 also contributed to the lower net interest income.

The net interest margin was 3.91%, for the quarter compared to 4.11% for the sequential quarter and 4.56% for the same quarter last year. Intermountain’s net interest margin performance continues to rank near the top of its peer group. The major decline in net interest margin is related to the reversal of interest on loans placed in non-accrual status or charged down. A 34 basis point drop in the yield on earning assets during the quarter was partially offset by a 15 basis point drop in the cost of interest-bearing liabilities. At 1.61%, the Company’s cost on interest bearing liabilities continues to lead its peer group, and reflects a strong, low-cost funding mix consisting primarily of local core deposits.

Intermountain added $3.8 million to its allowance for loan loss in the third quarter, compared to $18.7 million in the sequential quarter and $2.5 million for the third quarter of 2008. Net charge-offs for the current quarter totaled $10.4 million compared to $11.8 million in the sequential quarter and $2.3 million for September 30, 2008. Third quarter charge-offs primarily reflect write downs in the southwestern Idaho (Treasure Valley and Magic Valley) residential construction and development portfolio that were identified and reserved for in the preceding quarter. “Although our net charge-offs were still at elevated levels this quarter, the properties contributing to these charges are not new problems. While we can’t be certain about future events, given our current loan portfolio and expectations, we don’t anticipate future provision levels like we took in the second quarter of 2009,” Hecker said. At the end of the quarter, the allowance for loan loss totaled 2.46% of total loans and 78.88% of nonperforming loans compared to 1.67% of total loans and 66% of nonperforming loans a year ago. At June 30, 2009 the allowance totaled 3.31% of total loans and 88.37% of nonperforming loans.

Other income, which included $500,000 pre-tax gains on the sale of investment securities and a $55,000 increase in fees and service charges over the preceding quarter, totaled $3.1 million for the third quarter, compared to $2.7 million for the sequential quarter and $3.0 million for the third quarter 2008. Loan related fee income decreased by $39,000 from the sequential quarter due to lower yields on mortgage loan sale volumes.

Non-interest expense for the third quarter of 2009 totaled $13.0 million, an increase of $289,000 over the sequential quarter and an increase of $1.5 million over third quarter 2008. The increase in non-interest expense over third quarter 2008 reflects an increase in FDIC insurance premium expenses of $265,000 and increased expenses and write downs on the Company’s other real estate owned (“OREO”) portfolio of $1.5 million. Other expenses increased $3.1 million for the nine month period over the same period a year ago. The increases reflect higher FDIC assessments, and increased credit costs, including legal fees, collection expenses, and OREO write-downs and expenses.

Employee compensation and benefits expense increased only $20,000 over the preceding quarter and decreased $773,000 compared to the same quarter a year ago due to lower employee headcounts and bonus compensation accruals in comparison to 2008. For the first nine months of 2009, compensation and benefits expense decreased $1.9 million, or 10.0% below the comparable period in 2008, even with the reversal of $640,000 in executive compensation expense in second quarter 2008 related to the termination of an executive bonus plan. Efforts to control compensation expense continue in 2009, including suspending salary increases for executives and officers, restricting hiring and reducing other compensation plans.

Occupancy expenses increased $6,000 for the three-month period ended September 30, 2009 compared to the sequential quarter and decreased $191,000 from the same period one year ago. The decreases were comprised of a decrease in computer hardware and software expenses as additional cost control measures have been implemented. Intermountain expects these expenses to continue declining in 2009, as it has postponed building expansion plans, limited new hardware and software purchases, and has started leasing out excess space in its headquarters building.

About Intermountain Community Bancorp:

Intermountain is headquartered in Sandpoint, Idaho, and operates as four separate divisions with twenty banking locations in three states. Its banking subsidiary, Panhandle State Bank, offers financial services through northern Idaho offices in Sandpoint, Ponderay, Bonners Ferry, Priest River, Coeur d’Alene, Post Falls, Rathdrum and Kellogg. Intermountain Community Bank, a division of Panhandle State Bank, operates branches in southwest Idaho in Weiser, Payette, Nampa, Caldwell and Fruitland, as well as in Ontario, Oregon. Intermountain Community Bank Washington, a division of Panhandle State Bank, operates branches in downtown Spokane and Spokane Valley, Washington. Magic Valley Bank, a division of Panhandle State Bank, operates branches in Twin Falls and Gooding, Idaho.

All data contained in this report have been prepared on a consolidated basis for Intermountain Community Bancorp. IMCB’s shares are listed on the OTC Bulletin Board, ticker symbol IMCB.OB.

Additional information on Intermountain Community Bancorp, and its internet banking services, can be found at www.intermountainbank.com.

Forward Looking Statements
This news release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include but are not limited to statements about the Company’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to the following and the other risks described in the “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company’s loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-looking statements in this release speak only as of the date of this release. The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INTERMOUNTAIN COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	September 30,	June 30,	September 30,
	2009	2009	2008
	(Dollars in thousands,
	except per share amounts)
ASSETS
Cash and cash equivalents	$50,519	$80,605	$46,265
Loans receivable, net	699,047	710,311	766,625
Loans held for sale	4,048	4,453	1,500
Investments and asset-backed securities (“ABS”) available for sale	180,808	184,168	132,011
Investments and ABS held to maturity	15,189	17,395	16,110
Federal Home Loan Bank of Seattle stock, at cost	2,310	2,310	2,310
Office properties and equipment, net	42,749	42,860	44,843
Goodwill	11,662	11,662	11,662
Other intangible assets, net	472	507	612
Bank-owned life insurance	8,308	8,217	7,952
Other real estate owned	14,395	13,650	2,777
Prepaid expenses and other assets	28,818	27,742	16,578

Total assets	$1,058,325	$1,103,880	$1,049,245

LIABILITIES
Deposits	$838,665	$827,546	$770,367
Advances from Federal Home Loan Bank	24,000	36,000	54,000
Repurchase agreements	70,493	94,380	87,213
Other borrowings	16,527	39,507	40,623
Accrued expenses and other liabilities	11,038	7,862	8,082

Total liabilities	960,723	1,005,295	960,285

STOCKHOLDERS’ EQUITY
Common stock	78,481	78,391	76,349
Preferred stock	25,381	25,303	—
Accumulated other comprehensive loss (1)	(4,663)	(6,170)	(3,350)
Retained earnings (deficit)	(1,597)	1,061	15,961

Total stockholders’ equity	97,602	98,585	88,960

Total liabilities and stockholders’ equity	$1,058,325	$1,103,880	$1,049,245

Book value per common share, excluding preferred stock	$8.63	$8.76	$10.71
Tangible Book Value per common share, excluding preferred stock (2)	$7.18	$7.31	$9.23
Shares outstanding at end of period	8,365,836	8,365,726	8,305,769
Stockholders’ Equity to Total Assets	9.22%	8.93%	8.48%
Tangible Stockholders’ Equity to Tangible Assets (3)	8.17%	7.92%	7.40%
Tangible Common Equity to Tangible Assets	5.74%	5.60%	7.40%
(1) Net of deferred income taxes (2) Amount represents common stockholders’ equity less net goodwill and other intangible assets divided by total shares outstanding (3) Amount represents stockholders’ equity less net goodwill and other intangible assets divided by assets less net goodwill and other intangible assets

INTERMOUNTAIN COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
		Three Months Ended
	September 30,	June 30,	September 30,
	2009	2009	2008
		(Dollars in thousands,
		except per share amounts)
Interest income:
Loans	$11,051	$11,703	$14,098
Investments	2,552	2,780	1,991

Total interest income	13,603	14,483	16,089

Interest expense:
Deposits	3,022	3,245	3,627
Borrowings	920	1,026	1,352

Total interest expense	3,942	4,271	4,979

Net interest income	9,661	10,212	11,110
Provision for losses on loans	(3,756)	(18,684)	(2,474)

Net interest income (loss) after provision for losses on loans	5,905	(8,472)	8,636

Other income:
Fees and service charges	1,941	1,886	1,973
Loan related fee income	624	663	765
Net gain on sale of securities	500	—	—
Other-than-temporary impairment on investments	(198)	—	—
Bank-owned life insurance	91	90	83
Other income	149	66	193

Total other income	3,107	2,705	3,014

Operating expenses:
Salaries and employee benefits	5,673	5,653	6,446
Occupancy expense	1,814	1,808	2,005
Other expenses	5,469	5,206	2,971

Total operating expenses	12,956	12,667	11,422

Income (loss) before income taxes	(3,944)	(18,434)	228
Income tax (provision) benefit	1,702	7,432	(2)

Net income (loss)	(2,242)	(11,002)	226

Preferred stock dividend	416	415	—

Net income (loss) applicable to common stockholders	$(2,658)	$(11,417)	$226

Earnings per share — basic	$(0.32)	$(1.37)	$0.03
Earnings per share — diluted	$(0.32)	$(1.37)	$0.03
Weighted-average common shares outstanding — basic	8,365,836	8,362,402	8,305,236
Weighted-average common shares outstanding — diluted	8,365,836	8,362,402	8,461,591

INTERMOUNTAIN COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	Nine Months Ended
	September 30,	September 30,
	2009	2008
	(Dollars in thousands,
	except per share amounts)
Interest income:
Loans	$34,403	$43,058
Investments	8,030	6,073

Total interest income	42,433	49,131

Interest expense:
Deposits	9,609	10,932
Borrowings	3,049	4,588

Total interest expense	12,658	15,520

Net interest income	29,775	33,611
Provision for losses on loans	(25,210)	(4,872)

Net interest income after provision for losses on loans	4,565	28,739

Other income:
Fees and service charges	5,497	5,812
Loan related fee income	1,828	2,064
Net gain on sale of securities	1,795	2,182
Other than temporary impairment on investments	(442)	—
Bank-owned life insurance	271	238
Other income	376	728

Total other income	9,325	11,024

Operating expenses:
Salaries and employee benefits	17,031	18,922
Occupancy expense	5,590	5,596
Other expenses	13,774	8,798

Total operating expenses	36,395	33,316

Income (loss) before income taxes	(22,505)	6,447
Income tax (provision) benefit	9,143	(2,298)

Net income (loss)	(13,362)	4,149

Preferred stock dividend	1,245	—

Net income (loss) applicable to common stockholders	$(14,607)	$4,149

Earnings per share — basic	$(1.75)	$0.50
Earnings per share — diluted	$(1.75)	$0.49
Weighted-average common shares outstanding — basic	8,358,908	8,287,541
Weighted-average common shares outstanding — diluted	8,358,908	8,531,037

INTERMOUNTAIN COMMUNITY BANCORP
	KEY PERFORMANCE RATIOS
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2009	2009	2008	2009	2008
Net Interest Spread:
Yield on Loan Portfolio	5.98%	6.25%	7.02%	6.17%	7.35%
Yield on Investments & Cash	4.09%	4.57%	4.66%	4.38%	4.92%

Yield on Interest-Earning Assets	5.50%	5.84%	6.61%	5.72%	6.93%

Cost of Deposits	1.45%	1.59%	1.88%	1.58%	1.97%
Cost of Advances	4.26%	4.19%	3.79%	4.12%	3.98%
Cost of Borrowings	2.05%	2.13%	2.38%	2.06%	2.92%

Cost of Interest-Bearing Liabilities	1.61%	1.76%	2.06%	1.74%	2.22%

Net Interest Spread	3.90%	4.08%	4.54%	3.98%	4.71%

Net Interest Margin	3.91%	4.11%	4.56%	4.02%	4.74%

Performance Ratios:
Return on Average Assets	-0.82%	-4.02%	0.09%	-1.64%	0.53%
Return on Average Common Stockholders’ Equity	-14.49%	-58.18%	1.01%	-24.79%	6.13%
Return on Average Common Tangible Equity	-17.40%	-68.84%	1.16%	-29.34%	7.09%
Operating Efficiency	101.48%	98.07%	80.86%	93.08%	74.64%
Noninterest Expense to Average Assets	4.75%	4.63%	4.34%	4.47%	4.28%

                                                               INTERMOUNTAIN COMMUNITY BANCORP
                                                                          LOAN DATA

                                                                            September 30,       June 30,       September 30,
                                                                                    2009               2009             2008

                                                                                   (Dollars in thousands)

     Net Charge-Offs to Average Net Loans (Annualized)                           5.84%              6.31%            1.17%

Loan Loss Allowance to Total Loans                                               2.46%              3.31%            1.67%

   Nonperforming Assets:

Accruing Loans-90 Days Past Due                                                  $471             $2,966             $199

Nonaccrual Loans                                                               21,858             24,532           19,682
                                                            -------------------------    ---------------    -------------

Total Nonperforming Loans                                                      22,329             27,498           19,881

OREO                                                                           14,395             13,650            2,777
                                                            -------------------------    ---------------    -------------

Total Nonperforming Assets (“NPA”)                                            $36,724            $41,148          $22,658
                                                            =========================    ===============    =============

NPA to Total Assets                                                              3.47%              3.73%            2.16%

NPA to Net Loans Receivable                                                      5.25%              5.79%            2.96%

NPA to Risk Based Capital (Bank) (1)                                            33.79%             38.67%           20.86%

NPA to Tangible Equity + Allowance for Loan Loss                                35.63%             37.17%           25.25%

Loan Delinquency Ratio (30 days and over)                                        1.48%              2.10%            1.09%

      (1) Estimated Risk Based Capital for September 30, 2009